October 2014 Pricing Sheet dated October 24, 2014 relating to Preliminary Terms No. 1,678 dated October 20, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered Jump Securities due April 30, 2018
Based on the Performance of the iShares® MSCI Emerging Markets ETF
Principal at Risk Securities
PRICING TERMS – OCTOBER 24, 2014
Issuer:		Morgan Stanley
Issue price:		$10 per security (See “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		October 24, 2014
Original issue date:		October 29, 2014 (3 business days after the pricing date)
Maturity date:		April 30, 2018
Aggregate principal amount:		$4,100,000
Interest:		None
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF
Payment at maturity:
•      If the final share price is greater than the initial share price:
$10 + the upside payment
•          If the final share price is less than or equal to the initial share price but greater than or equal to $36.918, which is 90% of the initial share price, meaning the price of the underlying shares has remained unchanged or has declined by an amount less than or equal to the buffer amount of 10% from the initial share price:
$10
•          If the final share price is less than $36.918, which is 90% of the initial share price, meaning the price of the underlying shares has declined by more than the buffer amount of 10% from the initial share price:
$10 × (share performance factor + 10%)
Under these circumstances, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1 per security.

Upside payment:		$2.70 per security (27% of the stated principal amount)
Buffer amount:		10%
Share percent change:		(final share price – initial share price) / initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$41.02, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:		April 25, 2018, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:		$1 per security (10% of the stated principal amount)
CUSIP:		61764C432
ISIN:		US61764C4327
Listing:		The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:		$9.392 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.25(1)	$9.70
$0.05(2)
Total	$4,100,000	$123,000	$3,977,000
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 1,678 dated October 20, 2014
Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.